EXHIBIT 11.1
                                                                    ------------

                                                   REXEL, INC.

                                          COMPUTATION OF NET INCOME PER
                                       COMMON AND COMMON EQUIVALENT SHARE
                                                 (in thousands)

                                                                                               THREE MONTHS
                                                               SIX MONTHS ENDED                    ENDED
                                                                   JUNE 30,                       JUNE 30,
                                                           ----------------------        ----------------------
                                                             1997           1996           1997           1996
                                                           =======        =======        =======        =======
      Income applicable to primary common and              $15,936        $13,177        $ 9,099        $ 7,558
                                                           =======        =======        =======        =======
      common equivalent shares

      Weighted average number of common shares and
        common share equivalents outstanding during
        the year
        Common (net of treasury stock)                      25,897         25,652         26,030         25,655
        Options                                                255            348            219            268
                                                           -------        -------        -------        -------
                                                            26,152         26,000         26,249         25,923
                                                           =======        =======        =======        =======
